Exhibit 10.13(a)

AVNET, INC.

STANDARD TERMS AND CONDITIONS

FOR RESTRICTED STOCK UNITS

Grant Date: (Grant Date)

Grantee: (Participant Name)

Restricted Stock Units Granted: (Quantity Granted)

These Standard Terms and Conditions for Restricted Stock Units (“Standard Terms and Conditions”) apply to the grant (“Award”) of restricted stock units (“Restricted Stock Units”) made as of (Grant Date) (“Grant Date”) between Avnet, Inc. (“Avnet” or “Company”) and (Participant Name) (“Participant”) pursuant to the Avnet, Inc. 2025 Stock Compensation and Incentive Plan. These Standard Terms and Conditions apply to any restricted stock units granted under the Plan that are identified as incentive or restricted stock units.

1.	TERMS OF RESTRICTED STOCK UNITS

Provided that the Participant has accepted these Standard Terms and Conditions on or before (Accept by Date), the Company has granted to the Participant Restricted Stock Units covering (Quantity Granted) shares of Avnet’s common stock (“Stock”), subject to the conditions set forth in these Standard Terms and Conditions and the Plan. For purposes of these Standard Terms and Conditions and the award letter, the term “Company” refers to Avnet and its Subsidiaries.

2.	VESTING AND PERFORMANCE

The Restricted Stock Units shall vest in accordance with the vesting schedule set forth in the “Distribution Schedule” tab of the Participant’s Fidelity account at www.NetBenefits.Fidelity.com, and are subject to the provisions of these Standard Terms and Conditions. Upon vesting, one share of Stock shall be issuable for each Restricted Stock Unit that vests. Thereafter, the Company shall transfer such Stock to the Participant. Such transfer shall occur during the Participant’s tax year in which vesting occurs, as soon as practicable after the satisfaction of all required tax withholding obligations, securities law registration and other requirements, and applicable stock exchange listing.

The Participant shall not acquire or have any rights as a shareholder of Avnet by virtue of these Standard Terms and Conditions (or the Award evidenced hereby) until the Stock issuable pursuant to this Award are actually issued and delivered to the Participant in accordance with the terms of the Plan and these Standard Terms and Conditions.

3.	TERMINATION OF EMPLOYMENT OR SERVICE

Except as provided below with respect to death or Retirement (as such term is defined below), or as otherwise provided in a Participant’s Change of Control Agreement (if any), if the Participant ceases to be employed by, or ceases providing services to, the Company for any reason before the Restricted Stock Units have vested pursuant to Paragraph 2, the Participant shall immediately forfeit all of the Restricted Stock Units without consideration therefor. This Section 3 shall apply to a Participant who has not provided services to the Company for twelve consecutive months due to long-term disability leave.

4.	DEATH

If the Participant’s employment with the Company terminates by reason of the Participant’s death, the Restricted Stock Units shall become immediately and fully vested and payable, and one share of Stock shall be issued for each Restricted Stock Unit on a date determined by the Company, which date shall be no later than 90 days after the Participant’s death.

5.	RETIREMENT

If the Participant’s employment or service with the Company terminates by reason of Retirement on or after the one-year anniversary of the Grant Date and before the Award has become fully vested, the Restricted Stock Unit shall continue to vest in accordance with the schedule prescribed by Paragraph 2 (subject to acceleration in the event of death pursuant to Paragraph 4). One share of Stock shall be delivered with respect to each vested Restricted Stock Unit at the time prescribed by Paragraph 2 or Paragraph 4, as applicable. For purposes hereof, a cessation of employment will be treated as a “Retirement” if (and only if) (a) the cessation of employment occurs after (I) the Participant has attained at least age 55 and been credited with at least five years of service with the Company and (II) the combination of the Participant’s age plus years of service is no less than 65; and (b) the Participant has signed a non-competition agreement in a form acceptable to the Company.

6.	TAXES

The Participant acknowledges that Restricted Stock Units and the delivery of Stock following vesting of the Restricted Stock Units are subject to income and employment tax withholding obligations and that, in some cases, withholding obligations will arise before Stock is deliverable. The Participant shall make arrangements satisfactory to the Company for satisfying such withholding obligations. For Participants residing in the United States, Canada, Austria, Belgium, Ireland, Germany, Spain and the United Kingdom, the Company will issue “net shares,” meaning that Stock will be withheld to cover estimated withholding tax liability. Participants residing in other countries are subject to the laws of the appropriate tax jurisdiction. No provision of the Plan, the award letter, or these Standard Terms and Conditions shall be construed to transfer to the Company or any of its affiliates any responsibility of the Participant to pay any income, employment, excise, or other taxes attributable to a Restricted Stock Unit.

7.	THE PLAN; DEFINED TERMS; ENTIRE AGREEMENT

In addition to these Standard Terms and Conditions, the Restricted Stock Units shall be subject to the terms of the Plan, which are incorporated into these Standard Terms and Conditions by this reference. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan, and the rules of construction set forth in the Plan shall also apply to these Standard Terms and Conditions.

The award letter, these Standard Terms and Conditions, and the Plan constitute the entire understanding between the Participant and the Company regarding the Restricted Stock Units. Any prior agreements, commitments, or negotiations concerning the Restricted Stock Units are superseded.

8.	RESTRICTIONS ON RESALES

The Company may impose such restrictions, conditions, and limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Stock issued pursuant to the Restricted Stock Units, including (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by the Participant and other option holders, (c) requiring acknowledgment and acceptance of these Standard Terms and Conditions, and (d) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

9.	SECTION 409A

These Standard Terms and Conditions shall be interpreted consistent with the intent to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), such that there are no adverse tax consequences, interest, or penalties as a result of any amount paid or payable as a result of the Award of the Restricted Stock Units. Any ambiguity or inconsistency in the provisions of these Standard Terms and Conditions shall be resolved consistent with such intent.

If, as of the Participant’s “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code, as determined by the Company, the Participant is a “specified employee” (as determined by the Company in accordance with its guidelines established pursuant to Treas. Reg. § 1.409A-1(i)), any amount payable to the Participant upon such separation from service shall be subject to the six (6) month delay required by Section 409A(a)(2)(B)(i) of the Code; provided however, that such six (6) month delay shall not be required with respect to any payment for which the payment event is not such separation from service or with respect to any payment that is not subject to Section 409A by reason of the “short-term deferral” rule described in Treas. Reg. § 1.409A-1(b)(4) or otherwise.

10.	NO ASSIGNMENT

Restricted Stock Units granted under the Plan may not be sold, transferred, pledged, assigned, exchanged, encumbered, or otherwise alienated or hypothecated until the Restricted Stock Units have vested and the corresponding Stock have been issued, except to the limited extent permitted by the Plan and approved by the Administrator in its sole discretion.

11.	GENERAL

If any provision of these Standard Terms and Conditions is declared to be illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid, and enforceable, or otherwise deleted, and the remainder of these Standard Terms and Conditions shall not be affected except to the extent necessary to reform or delete such illegal, invalid, or unenforceable provision.

The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of these Standard Terms and Conditions, nor shall they affect its meaning, construction, or effect.

These Standard Terms and Conditions shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors, and assigns.

The Participant acknowledges that a copy of the Plan, the Plan prospectus, and Avnet’s most recent annual report to its shareholders has been delivered or made available to the Participant.

Nothing in the Plan, the award letter, these Standard Terms and Conditions, or any other instrument executed pursuant to the Plan shall confer upon the Participant any right to continue in the Company’s employ or service or limit in any way the Company’s right to terminate the Participant’s employment or service at any time and for any reason. As this grant was made in the absolute discretion of management and the Administrator, receipt of this Award does not confer upon the Participant any right to future awards or participation in any equity compensation program.

Neither this Award nor any Stock issuable hereunder shall be included in compensation for purposes of determining the amount payable to or on behalf of the Participant under any pension, savings, retirement, life insurance, severance, or other employee or director benefits arrangement of the Company, unless otherwise determined by the plan sponsor.

The Plan, the award letter, and these Standard Terms and Conditions shall be governed, construed, interpreted, and administered solely in accordance with the laws of the state of New York, without regard to principles of conflicts of law.

All questions arising under the Plan, the award letter, and these Standard Terms and Conditions shall be decided by the Administrator in its total and absolute discretion. It is expressly understood that the Administrator is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan, the award letter, and these Standard Terms and Conditions; all such determinations shall be binding upon the Participant.